UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 16, 2005

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane P.O. Box 32428 Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

(502) 366-3452
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. Termination of a Material Definitive Agreement

       On September 16, 2005, the Registrant announced that Home Depot, Inc. had notified the Registrant that Home Depot, Inc. would allow the Solid Waste Management Services Agreement with the Registrant to expire, effective as of October 30, 2005. In March 2005, Home Depot, Inc. notified the Registrant that it would terminate the Solid Waste Management Services Agreement and continue the agreement on a month-to-month basis.

        For the first two quarters of 2005, the Home Depot, Inc. contract accounted for 3.4 % of the Registrant's net income, 59% of its total gross revenue and 79% of the total gross revenue of the Computerized Waste Systems segment. During 2004, the Home Depot, Inc. contract accounted for 9.4% of the Registrant's net income, 51% of its total gross revenue and 76% of the total gross revenue of the Computerized Waste Systems segment.

        The agreement between the Registrant and Home Depot, Inc. began in May of 2002 and had been operating on a month-to-month basis since June 1, 2005. The Registrant received notice on September 15, 2005 that Home Depot, Inc. was terminating the agreement as of October 30, 2005. Under the agreement, the Computerized Waste Systems segment of the Registrant was responsible for managing and overseeing the removal of solid waste and recyclable material for all locations designated by Home Depot, Inc., which was over 2,000 stores. Home Depot, Inc. paid the Registrant a monthly management fee and percentage of the gross sale of all Home Depot, Inc.'s marketable recyclables.

        The Registrant will continue to focus on servicing its other customers and marketing its waste and recycling management service solutions across the retail, commercial and industrial sectors, and real estate development, as well as initiating growth in its ferrous and non-ferrous recycling and processing operations and its waste and recycling equipment sales, service and leasing division.

ITEM 7.01. Regulation FD Disclosure

        On September 16, 2005, the Registrant issued a press release regarding the termination of its Solid Waste Management Services Agreement with Home Depot, Inc. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibit 99.1	Press Release dated September 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Services of America, Inc.

Date: September 16, 2005		By: /s/ Alan L. Schroering
Alan L. Schroering, Chief Financial Officer